NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES NOTICE FROM NASDAQ

NEW YORK, NEW YORK (June 24, 2008) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that it received a letter from Nasdaq confirming that due to the recent death of Alan Plotkin, one of Griffin’s independent directors and a member of Griffin’s Audit Committee, Griffin no longer complies with Nasdaq’s independent director and audit committee composition requirements as set forth in Nasdaq Marketplace Rule 4350.  Nasdaq requires that a majority of Griffin’s Board of Directors be comprised of independent directors and that Griffin’s Audit Committee be comprised of at least three “independent” (as defined in the Nasdaq Marketplace Rules) directors.  The letter stated that, consistent with Nasdaq Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq will provide Griffin a cure period in order to regain compliance.  The cure period will run through the earlier of Griffin’s next annual meeting of stockholders or June 19, 2009, or if the next annual meeting of stockholders is held before December 16, 2008, then Griffin must evidence compliance no later than December 16, 2008.  Prior to Mr. Plotkin’s death, Griffin had been in compliance with Nasdaq’s independent director and audit committee composition requirements as set forth in Marketplace Rule 4350.

Griffin operates a real estate business under its Griffin Land division and a landscape nursery business, Imperial Nurseries, Inc.  Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.